Exhibit 99.1
Media:             Investors:
Phil Terrigno         Mark Macaluso
+1 914-641-2143        +1 914-641-2064
phil.terrigno@itt.com        mark.macaluso@itt.com

ITT Completes Acquisition of kSARIA, Leading Manufacturer of Mission-Critical Aerospace and Defense Connectivity Solutions

STAMFORD, Conn., Sept. 12, 2024 – ITT Inc. (NYSE: ITT) today announced the completion of its acquisition of kSARIA Parent, Inc. (kSARIA), a leading producer and supplier of mission-critical connectivity solutions for the defense and aerospace end markets. ITT previously announced the acquisition on Aug. 1, 2024. The acquisition will be funded through a combination of a ~$460 million term loan entered into today and cash on hand.

kSARIA produces highly engineered cable assemblies for avionics, sensors, communications and networking applications that are highly complementary to ITT’s existing connector portfolio. It operates in a nearly $7 billion addressable North American defense market that is expected to grow at a high-single digit CAGR through 2028, and nearly 70% of its positions are sole or primary source. With its proprietary engineering and manufacturing capabilities, existing positions on coveted platforms and long-standing relationships with leading customers, kSARIA is well-positioned to benefit from global defense build-up, including investments in new platforms, electronic system upgrades and soldier modernization.

Headquartered in Hudson, New Hampshire, kSARIA has approximately 1,000 employees across six manufacturing sites in North America. It generated approximately $175 million in sales in 2023. kSARIA is now part of ITT’s Connect & Control Technologies segment, a producer of harsh environment connectors and control components used in critical aerospace, defense and industrial applications.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.

ITT-O